UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

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AEI INCOME & GROWTH FUND 24 LLC
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December __, 2017

Dear AEI Fund 24 Limited Member:

This letter and the enclosed documents are being provided to request your vote on important matters concerning AEI Income & Growth Fund 24, a limited liability company in which you have invested as a limited member. We refer to this company as "Fund 24" or "the Fund" throughout these documents. The enclosed Consent Form provides you with the opportunity to vote on two proposals:

Proposal #1. To authorize Fund 24 to begin liquidating by selling its properties and, thereafter, terminating its existence. If this proposal is approved, you will begin receiving capital distributions from the sale of properties and your quarterly distribution from rental income will decline over time to zero when the last remaining property is sold.

Proposal #2. To allow Fund 24 to sell joint venture interests in seven of its properties to other AEI Affiliated Funds. The remaining interests in these joint ventures are currently owned by other AEI Affiliated Funds. If any Fund 24 joint venture interests are sold to Affiliated Funds, the sales will be made on an "as is, where is" basis and the price of each property will be based upon the property's fair market value as determined by an independent, third-party, commercial property appraiser.

We recommend that you vote "FOR" each proposal. Without your approval on Proposal #1, Fund 24 will not liquidate and will continue in operation.

Prior to voting, you should carefully read the enclosed Consent Statement to understand the proposals and the risks that may be associated with them. If you have any questions concerning this matter, please call AEI Investor Services, toll free, at 800-328-3519.

Sincerely,

AEI Fund Management XXI, Inc.
Managing Member

AEI INCOME & GROWTH FUND 24 LLC
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, Minnesota 55101

CONSENT STATEMENT

We are providing this Consent Statement to all limited members of AEI Income & Growth Fund 24 LLC who are unit owners of record as of December 1, 2017. We are soliciting your consent, through the enclosed Consent Form, to the two proposals below:

Proposal #1. To authorize Fund 24 to begin liquidating by selling its properties and, thereafter, terminating its existence.

Proposal #2. To allow Fund 24 to sell joint venture interests in seven of its properties to other AEI Affiliated Funds.

To vote, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on January __, 2018.

We encourage you to sign and return the enclosed Consent Form – your vote is important.

We mailed this Consent Statement to you, as a limited member of Fund 24, on December __, 2017.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE CONSENT SOLICITATION		3
SUMMARY OF PROPOSALS		5
BACKGROUND OF THE FUND		6
	Fund 24	6
	Properties	6
	Summary Financial Information	8
PROPOSAL #1 – LIQUIDATION		8
	Reason for the Liquidation Proposal	8
	Effects of the Liquidation Proposal	9
	Material Federal Income Tax Considerations of Liquidation	9
	Risks of the Liquidation Proposal	10
PROPOSAL #2 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS		11
	Reasons for Proposal #2	11
	Effects of Proposal #2	12
	Amendment to the Operating Agreement	12
	Risks of Proposal #2	13
UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT		13
CONSENT PROCEDURES		13
	Timing of the Consent Solicitation	13
	Record Date and Votes Required for Approval	14
	Procedures for Voting	14
	Costs of Solicitation	14
	Mailing	14

Exhibit A –	Amendment to Operating Agreement (Proposal #2)	15
Exhibit B –	Financial Statements at and for the years ended December 31, 2016 and 2015 and for the nine months ended September 30, 2017 and 2016	17

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
 AND THE CONSENT SOLICITATION

BACKGROUND

Q: What are you asking me to do?
A:	We are asking you to vote by signing and returning the enclosed Consent Form:
(1) on a proposal to authorize Fund 24 to begin its liquidation by selling its properties and, thereafter, terminating its existence; and
(2) on a proposal to allow Fund 24 to sell joint venture interests in seven of its properties to other AEI Affiliated Funds.

Q: Why are you asking for my vote?
A:
Under Section 6.1 of the operating agreement of Fund 24, we are required to obtain the consent of a majority of the limited members by interest to sell all or substantially all of the Fund's properties. We are asking for your vote on the first proposal because we believe now is an appropriate time to conduct a vote on liquidation.

We are asking for your vote on the second proposal because Fund 24 owns joint venture interests in seven properties with other AEI Affiliated Funds. Because most investors in net leased real estate desire ownership of an entire property, we believe that it would be difficult for Fund 24 to attempt to sell these joint venture interests in the open real estate market. As a result, we are asking you to vote on a proposal to allow Fund 24 to sell its interests in these properties to other AEI Affiliated Funds. Although we believe that Section 6.6 of the Fund 24 operating agreement expressly contemplates such a sale to current joint-venture owners, Section 6.5(vii) also prohibits Fund 24 from selling properties to affiliated funds, therefore creating an ambiguity that could cause Fund 24 expense unless resolved. This vote would eliminate such ambiguity. In addition, this proposal would also allow Fund 24 to sell joint venture interests to any AEI Affiliated Fund, not just AEI Affiliated Funds that are current joint-venture owners.

Q:	What is management's recommendation with respect to these proposals?
A.	The Managing Members recommend that you vote "FOR" each proposal.

PROPOSAL #1 - LIQUIDATION

Q:	What will happen if limited members approve Proposal #1?
A:
The proposal, if approved, will authorize the Managing Members of Fund 24 to commence the orderly sale of the Fund's 10 remaining properties. We anticipate that the sales could be completed within 12 to 24 months. As sales are completed, Fund 24 would distribute the proceeds to you and other limited members, less expenses, less the Managing Members interest in the proceeds, and less a reasonable operating reserve. Reserve funds would be distributed as part of the final dissolution of the Fund.

Q:	If Proposal #1 is approved, how much cash might I receive?
A:
We cannot know how much cash can be generated from the sale of the properties until the sales are actually completed. The value of the properties depends upon market conditions and the amount that the Fund would be able to distribute depends upon the terms of sale as well as expenses incurred to complete each sale. Based upon current market conditions and capitalization rates for similarly situated properties, and our own internal analysis without independent appraisal, we estimate that approximately $16,981,000 of proceeds will be available for distribution from sale of properties and cash reserves. After deducting the Managing Members interest in the proceeds, approximately $16,811,000 or $706 per unit would be available for distribution to the limited members. In making this estimate, we are assuming that Fund properties are sold in the normal course of business without extraordinary expense and that the properties continue to generate rental income during the sales period. It is likely that the actual proceeds will vary from this estimate. Any variation could be material.

Assuming the Fund was liquidated as of September 30, 2017 and that the estimated liquidation proceeds from the sale of properties were realized, and factoring in prior cash distributions received, an original investor in the Fund who invested $1,000 per unit on October 31, 2001 would have received $1,600 in total distributions per unit over the life of the investment.

Q: What are the tax consequences of liquidation?
A:
The sale of the properties and distribution of the liquidation proceeds may generate both ordinary income and capital gain or loss to the limited members for United States federal income tax purposes. Tax matters are complicated. Your tax consequences may depend on your financial situation and whether you purchased your units in the original offering or the secondary market. Please consult your tax advisor to determine the tax consequences of liquidation to you.

Q:	What if Proposal #1 is not approved?
A:
If the proposal to liquidate is not approved, then Fund 24 will not liquidate and will continue in operation until the limited members vote to authorize the sale of all of the Fund's properties or December 31, 2051, as stated in the operating agreement. However, in approximately five years, we would likely again submit the question to liquidate to a vote by the Fund's limited members.

PROPOSAL #2 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS

Q:	What will happen if limited members approve Proposal #2?
A:
The proposal, if approved, will allow the Managing Members of Fund 24 to sell the joint venture interests it owns in seven properties to other AEI Affiliated Funds. The sale price for properties sold in this manner will be based upon an independent, third-party, commercial property appraisal.

Q:	If Proposal #2 is approved, what is the benefit to Fund 24?
A:
A sale of a joint venture interest in a property on the open real estate market could take many months, if not years. The sale to other Affiliated Funds, however, can be completed in a relatively short amount of time, resulting in the Fund receiving sale proceeds sooner. Furthermore, real estate brokerage commissions typically represent a seller-related expense and have historically ranged from 3% to 6% of the gross sale price. A sale to other Affiliated Funds will eliminate the expense of brokerage commissions, thereby potentially resulting in higher net sale proceeds to the Fund.

Q:	What if Proposal #2 is not approved?
A:
If the proposal to sell the Fund's properties to other Affiliated Funds is not approved, then Fund 24 will attempt to sell the joint venture interests in the seven properties in the open real estate market. If the interests cannot be sold in timely fashion, the final liquidation of the Fund may be delayed.

THE CONSENT SOLICITATION PROCESS

Q:	What vote is required to approve the proposals?
A:	The affirmative vote of a majority of the units of limited member interest in Fund 24 is required to approve a proposal.

Q:	Am I required to vote on these proposals?
A:
No. You are not required to vote. However, not voting would have the effect of a vote against the proposals. If Proposal #1 to liquidate is not approved by limited members holding a majority of the outstanding units, then Fund 24 will continue in operation until the limited members vote to authorize the sale of all of the Fund's properties or December 31, 2051. If Proposal #2 is not approved by limited members holding a majority of the outstanding units, then Fund 24 will not sell any joint venture interests in properties to other AEI Affiliated Funds.

VOTING PROCEDURES

Q:	How do I vote?
A:
Mark your vote, sign and date the enclosed Consent Form and return it in the enclosed postage prepaid envelope. Your Consent Form must be received by 5:00 p.m., Central Time, on January __, 2018 (unless this date and time is extended).

Q:	May I revoke my consent?
A:
Yes. You may withdraw or revoke your consent at any time prior to 5:00 p.m. Central Time, on January __, 2018. To be effective, a written or facsimile revocation or withdrawal of the Consent Form must be received prior to such time and addressed to AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101. A notice of revocation or withdrawal must specify the limited member's name and the number of units being withdrawn.

Q:	Do limited members have appraisal rights?
A:
With respect to this vote, limited members are not entitled to appraisal rights with respect to the value of their units. There will not be any procedure by which a limited member can seek an alternative valuation of his or her units, regardless of whether the limited member does or does not consent to any of the proposals.

SUMMARY OF PROPOSALS

The following summarizes the proposals being presented to the limited members of Fund 24. You should read this entire Consent Statement to fully understand the proposals.

 Proposal #1 – Liquidation:

Effect:
If liquidation is authorized, the Managing Members will commence the orderly sale of the Fund's properties and the winding up of its affairs, including distribution of proceeds to members in accordance with the operating agreement. Authorization to liquidate is required in accordance with Section 6.1 of the operating agreement prior to the sale of all or substantially all of the assets of the Fund.

Vote Required:	Approval of the liquidation proposal requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the Managing Members for their own account).

Proposal #2 – Sale of Joint Venture Interests to Other AEI Affiliated Funds:

Effect:
If the proposal to sell joint venture interests to other AEI affiliated funds is approved, Fund 24 will be allowed to sell its joint venture interest in a property to an AEI Affiliated Fund at a sale price based upon an independent, third-party, commercial property appraisal.

Vote Required:
Approval of the sale of joint venture interests to other AEI affiliated funds proposal requires the affirmative vote of holders of a majority of the outstanding units (excluding any units held by the Managing Members for their own account).

Solicitation:	This Consent Statement was prepared by, and consents are being solicited by and on behalf of, AEI Fund Management XXI, Inc., the Managing Member of Fund 24.

Interest of Managing	The Managing Members have interests in the liquidation proposal that are
Members:	different from the interests of limited members because:

•
The Managing Members and their affiliates receive reimbursements of the costs they incur and services they provide to Fund 24, including the compensation expense of their employees based upon the hours they spent for the services they performed. These reimbursements will terminate if the liquidation proposal is approved and Fund 24 is dissolved.

•	The Managing Members are entitled to indemnification in instances defined in the operating agreement.
•	If the Fund is liquidated, the Managing Members will receive a share of the liquidation proceeds.

BACKGROUND OF THE FUND

Fund 24

AEI Income & Growth Fund 24 is a Delaware limited liability company organized in 2000. The Fund raised $24.83 million through a public offering of its units. The net proceeds from the offering were used to purchase, without mortgage debt, commercial real estate occupied by tenants under net leases. Fund 24 initially purchased ten properties, including partial interests in three of these properties. The prospectus by which the units were originally offered indicated that properties would be sold from time to time and the cash proceeds invested in similar net leased properties.

Although Fund 24 has not commenced the sale of properties in final liquidation, the Fund has sold properties and reinvested the majority of the proceeds in similar net leased properties. In all cases, the Fund has distributed enough cash for limited members to pay the taxes generated by any income or gain recognized by them on sale of such properties.

Properties

As of September 30, 2017, Fund 24 held interests in ten properties. It also held net cash reserves of approximately $850,000. All of the properties are subject to net leases under which the tenant pays substantially all of the property operating costs. The tenants in all of these properties are current with their rental payments and the properties are fully occupied.

The following table sets forth the properties held by Fund 24 as of September 30, 2017, the date each property was acquired, the ownership interest in the property, the acquisition cost, the date the initial lease term expires, the annual rental amount, and the Managing Members' estimate of the current value of the property:

Property	Date Acquired	Ownership Interest (%)	Acquisition Cost	Lease Expiration	Annual Rent	Estimated Value (1)
Advance Auto Middletown, OH	6/1/06	45.00	$ 835,890	7/31/19	$ 64,512	$ 758,000
Applebee's Fisher, IN	9/21/06	100.00	3,002,553	9/30/26	250,247	3,510,000
Tractor Supply Grand Forks, ND	1/19/07	50.00	1,403,934	11/30/20	115,437	1,608,000
Dick's Sporting Goods Fredericksburg, VA	5/8/08	35.00	4,052,921	1/31/19	301,972	1,110,000
Fresenius Medical Center Shreveport, LA	10/2/08	45.00	1,113,416	6/30/27	92,268	1,335,000
Best Buy Lake Geneva, WI	10/6/08	34.00	2,083,526	1/31/19	153,826	1,607,000
Family Dollar McDonough, GA	5/14/12	100.00	1,672,130	9/30/22	136,168	1,683,000
Coliseum Health Clinic Macon, GA	7/25/12	50.00	996,444	3/31/24	82,014	964,000
PetSmart Gonzales, LA	6/12/13	27.00	862,345	1/31/23	63,186	880,000
Fresenius Medical Center Grove City, OH	9/11/14	100.00	2,446,151	2/28/25	180,924	2,676,000
Total Estimated Value						$16,131,000
(1)
Represents the estimated value of Fund 24's interest in the property at September 30, 2017. Fund 24 has not obtained appraisals of these properties. The Managing Members have valued the properties based upon rental rates and prevailing capitalization rates which they believe are applicable. We cannot assure you that we could sell the properties at the estimated values set forth in the table.

Summary Financial Information

The following table provides operational data about Fund 24 for the nine months ended September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015, on the basis of Fund 24 continuing as a going concern:

	Nine Months Ended September 30		Year Ended December 31
	2017	2016	2016	2015
Rental Income	$1,045,065	$1,029,820	$1,377,777	$1,358,517
LLC Administration & Property Management Expenses	(130,570)	(166,799)	(207,287)	(240,194)
Depreciation and Amortization	(424,998)	(424,041)	(565,388)	(565,388)
Bad Debt Expense	0	0	0	(57,000)
Total Expenses	(555,568)	(590,840)	(772,675)	(862,582)
Operating Income	489,497	438,980	605,102	495,935
Other Income – Interest	2,661	2,866	3,790	3,964
Net Income	492,158	441,846	608,892	499,899
Net Income Allocated to Limited Members	477,393	428,591	590,625	484,902
Net Income Per LLC Unit	20.02	17.86	24.63	20.01
Distributions Declared Per LLC Unit	37.61	37.50	50.04	49.52

The following table provides data on the financial condition of Fund 24 on a historical cost basis at September 30, 2017 and 2016 and December 31, 2016 and 2015:
	September 30		December 31
	2017	2016	2016	2015
Cash	$1,263,767	$1,388,906	$1,320,236	$1,406,324
Current Portion of Note Receivable, Net	0	0	0	50,826
Investments in Real Estate, net	13,837,615	14,412,046	14,259,115	14,870,839
Total Assets	15,101,382	15,800,952	15,579,351	16,327,989
Payable to Affiliate	86,332	81,974	66,539	94,749
Distributions Payable	307,732	309,279	308,862	306,571
Unearned Rent	19,654	55,260	9,620	9,620
Total Liabilities	413,718	446,513	385,021	410,940
Managing Members' Equity (Deficit)	(49,492)	(31,309)	(35,707)	(16,248)
Limited Members' Equity	14,737,156	15,385,748	15,230,037	15,933,297

PROPOSAL #1 – LIQUIDATION

Reason for the Liquidation Proposal

Under Section 6.1 of the operating agreement of Fund 24, we are required to obtain the consent of a majority of the limited members by interest to sell all or substantially all of the Fund's properties. We are asking for your vote on the first proposal because we believe now is an appropriate time to conduct a vote on liquidation.

Effects of the Liquidation Proposal

Operations. If limited members holding a majority of the outstanding units vote in favor of the liquidation proposal, the Managing Members will take action to commence the sale of Fund 24's properties and the liquidation of the Fund. The Managing Members will, from time to time, distribute the proceeds from the sale of properties to the extent they believe, in their sole discretion, that such proceeds are not required for operations during liquidation, not required to pay Fund obligations, or required to deal with contingent obligations. Once all of the Fund's properties are sold, the Managing Members would wind up the affairs of the Fund and distribute any net sales proceeds and remaining reserves to the limited members and the Managing Members. The Fund would then be dissolved and cease operations. Under Section 12.1 of the operating agreement, this dissolution does not require, and the Fund will not ask you for, any additional vote.

Distributions. As set forth under the caption "Background of the Fund – Properties", the Managing Members estimate the current value of Fund 24's properties at approximately $16,131,000, not including net cash reserves of approximately $850,000. Neither the Managing Members nor Fund 24 has obtained any independent appraisal or opinion regarding the value of the Fund's properties. This valuation is based upon the rental rates generated by each property and the capitalization rates that the Managing Members believe are applicable in the markets in which the properties are located.

It is not possible for the Managing Members to predict the timing of the sale of the Fund's properties. Assuming that (a) the sale of properties can be completed over the next 12 to 24 months, (b) there are no events, such as tenant defaults or bankruptcies, that adversely affect the Fund's ability to sell its properties or the market value that can be obtained in such sales, (c) there are no increases or decreases in the market value of the properties and they can be sold at the amounts estimated by the Managing Members, and (d) there are no other extraordinary company expenses, the Managing Members estimate that approximately $16,981,000 of proceeds will be available for distribution from sale of properties and cash reserves. After deducting the Managing Members' interest in the proceeds, approximately $16,811,000 or $706 per unit would be available for distribution to the limited members. Because some of these assumptions will inevitably be inaccurate, and the Managing Members estimates of value cannot be precise, the actual amounts available for distribution to members will vary from these estimates and the variation may be material.

Assuming the Fund was liquidated as of September 30, 2017 and that the estimated liquidation proceeds from the sale of properties were realized, and factoring in prior cash distributions received, an original investor in the Fund who invested $1,000 per unit on October 31, 2001 would have received $1,600 in total distributions per unit over the life of the investment.

Material Federal Income Tax Considerations of Liquidation

The federal income tax discussion set forth below addresses the material federal income tax consequences of the liquidation of a limited liability company treated as a partnership for income tax purposes. It does not purport to deal with all aspects of federal income taxation that may be relevant to a particular limited member with respect to such limited member's personal circumstances. The discussion is directed solely to limited members who hold the units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and have acquired the units for investment and not as a dealer or for resale. This discussion may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries, financial institutions, real estate investment trusts, regulated investment companies, tax exempt organizations, trusts or persons who acquired Fund interests as compensation. This discussion is based upon the Code, Department of Treasury regulations, court decisions, published rulings of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretation (possibly on a retroactive basis). Limited members are urged to consult their own tax advisors as to the specific tax consequences to them of the liquidation of Fund 24, including the applicability and effect of federal, state, local and other tax laws.

General. Fund 24, as a partnership for federal income tax purposes, is not subject to federal income tax; instead, each member is required to take into account such member's distributive share of the Fund's income, gains, losses, deductions, credits and tax preference items in computing the member's federal income tax liability for any taxable year, without regard to whether the member has received any distribution from the Fund.

For federal income tax purposes, the liquidation process consists of two separate components: (1) the sale by Fund 24 of its properties; and (2) the distribution of cash to each limited member in liquidation (a "liquidating distribution") of the member's interest in Fund 24. Each of these is separately discussed below

Sale of Fund 24's properties. For federal income tax purposes, each limited member will be required to include in member's income such member's allocable share of the gain or loss realized by Fund 24 upon the sale of the Fund's properties. Gain or loss will result primarily from the sale of a property, including both the real property and any improvements. Gain that falls within the definition of "depreciation recapture" will be treated as ordinary income for tax purposes. Other gain, as well as other items of partnership gain or loss, will be capital or ordinary gain or loss, depending upon the nature of the asset sold.

Distribution to the limited members. A limited member will recognize capital gain to the extent the amount of the liquidating distribution received by the limited member exceeds the limited member's tax basis for the limited member's units, as such basis is adjusted to reflect any gain or loss realized by Fund 24 on the sale of its assets. A limited member will recognize a capital loss to the extent that the amount of the liquidating distribution received by the limited member is less than the limited member's tax basis for its units, as adjusted.

Passive Activity Rules. Limited members that are individuals, trusts, estates, closely held corporations or personal service corporations are subject to the passive activity loss limitations rules of Section 469 of the Code. A limited member's allocable share of income, gain or loss from the sale of Fund 24's properties is generally treated as derived from a passive activity. Limited members may generally deduct losses from passive activities only to the extent of their income from passive activities. Passive activity losses that are not allowed in any taxable year are suspended and may be carried forward indefinitely and allowed in subsequent years as an offset against passive activity income. However, upon final liquidation of the Fund, any suspended passive activity losses of a limited member with respect to its investment in Fund 24 may be used to reduce other income of the limited member.

Risks of the Liquidation Proposal

The Managing Members may not be able to dispose of properties at the estimated market values.

The Managing Members have estimated the market value of the properties based upon rental rates and market capitalization rates. The rate at which such rents are capitalized is dependent upon prevailing interest rates in the markets where the properties are located. To the extent prevailing interest rates increase, the value of the properties calculated using these methods may decline. Further, the market value of properties is dependent upon the financial strength of the tenants occupying the properties owned by Fund 24. A general economic downturn may affect the financial strength of the tenants. If tenants occupying the Fund's properties are adversely affected, the Fund may experience an increased level of default in rental payments, or a general decrease in the willingness of purchasers to acquire its properties because of the increased risk involved.

The rapid disposition of properties may cause Fund 24 to fail to realize the full value of its properties.

If the proposal to liquidate Fund 24 is approved, the Managing Members will attempt to dispose of Fund 24's properties during the next 12 to 24 months. The disposition of properties could generate less value to the Fund and its limited members than estimated, particularly if sales must be completed rapidly.

If tenants default on their lease obligations, or file for protection under bankruptcy laws, the value of properties may be depressed, and the final disposition of those properties may be delayed.

If a tenant defaults on its lease obligations, or abandons a property, prior to its sale by Fund 24, the value of the property would likely be adversely affected, the Fund might have difficulty selling the property, and the sale might be delayed until an alternative tenant can be located. If a tenant filed for protection under applicable bankruptcy laws, the tenant (if a debtor in possession) or the bankruptcy trustee would have a period of time to assume or reject the lease and the Fund may be delayed in its disposition of the property and final liquidation of the Fund.

Limited members will be required to pay tax on any capital gain that Fund 24 realizes on the sale of its properties and a portion of the gain may be taxed at higher tax rates.

Sales of properties will generate an income and gain recognition event for federal income tax purposes with respect to the value of the properties and proceeds received, while continued operation of properties would generate income for tax purposes primarily related to rental income received. For properties that Fund 24 has held and depreciated for tax purposes for a significant period of time, a significant portion of the sales price could represent depreciation recapture taxable to limited members at higher tax rates.

PROPOSAL #2 – SALE OF JOINT VENTURE INTERESTS TO OTHER AEI AFFILIATED FUNDS

Reasons for Proposal #2

Fund 24 owns joint venture interests in seven properties that were purchased consistent with authority in the operating agreement to purchase joint venture interests with AEI Affiliated Funds. In particular, Fund 24 owns a 45.0% interest in a Advance Auto Parts store in Middletown, Ohio, a 50.0% interest in a Tractor Supply Company store in Grand Forks, North Dakota, a 35% interest in a Dick's Sporting Goods store in Fredericksburg, Virginia, a 45% interest in a Fresenius Medical Center in Shreveport, Louisiana, a 34% interest in a Best Buy store in Lake Geneva, Wisconsin, a 50% interest in a Coliseum Health Clinic in Macon, Georgia, and a 27% interest in a PetSmart store in Gonzales, Louisiana. Because most investors in net leased real estate desire ownership of an entire property, we believe that it would be difficult for Fund 24 to attempt to sell these interests in the open real estate market.

The operations of Fund 24 are governed by its operating agreement. Section 6.6 of the operating agreement permits joint ventures with other AEI Affiliated Funds, subject to certain conditions, including that each Fund has a right of first refusal to purchase the other party's interest in the event of an attempted sale of an interest in a property. This right of first refusal was included in the agreements under which Fund 24 acquired its joint venture interests in the seven properties. The Managing Members of Fund 24 believe that this implicitly allows, or requires, sale of an interest to an affiliate. Nevertheless, Section 6.5(vii) of the operating agreement prohibits a sale of a "property" by Fund 24 to an affiliate. Although the Managing Members believe this was intended to prohibit only sale of a whole property rather than a joint-venture interest such as the interests held by Fund 24 in the seven properties, the Managing Members believe it is unwise to proceed with a sale to an affiliate absent a confirming vote of limited members.

In addition, although the Managing Members believe the same provisions of the operating agreement that authorized the purchase with AEI Affiliated Funds also provides a basis to sell to AEI Affiliated Funds, the provisions are not unambiguous. As a result, we are asking you to vote on a proposal to make clear that Fund 24 may sell its joint venture interests in these properties to other AEI Affiliated Funds. The sale price for properties sold in this manner will be based upon an independent, third-party, commercial property appraisal.

The Managing Members believe that sale of a joint venture interest in the open market is difficult, takes considerable time, likely would result in higher sales costs such as commissions, and could generate a lower price to Fund 24. Unless otherwise provided by contract, minority interests in properties do not allow the holder to control management of the properties or the timing of the disposition of properties, and the partnership/operating agreements of AEI Funds effectively require that AEI Funds have such control. Because a buyer would likely negatively view this lack of liquidity, lack of management control and control over disposition, the Managing Members believe these interests are more difficult to sell than the entire fee simple interest in a property, and take considerable time to sell in the open market. Further, to complete such a sale, Fund 24 would likely need to retain a broker, and pay brokerage commissions of 3% to 6% on any such sale. For all of these reasons, the Managing Members believe it is in the best interests of the Fund and its limited members to allow Fund 24 to complete the sale of these properties to AEI Affiliated Funds.

Effects of Proposal #2

If limited members holding a majority of the outstanding units vote in favor of the proposal, Fund 24 will be allowed to sell its joint venture interest in a property to an AEI Affiliated Fund. At the time Fund 24 is ready to sell a joint venture interest in a property, the Fund will determine if the Affiliated Fund(s) that owns the remaining interest(s) in the property is ready to sell also. If an Affiliated Fund is not ready to sell its interest in the property, Fund 24 will take action to sell its interest to an Affiliated Fund. To determine the price of each property interest, the Fund will obtain an appraisal from an independent, third-party, commercial property appraiser. Fund 24 will pay the cost of the appraisals and the customary closing costs that a seller incurs in the state where the property is located. However, the Fund will not pay a brokerage commission, which typically ranges from 3% to 6% of the gross sale price. The sales will be made on an "as is, where is" basis.

If the Affiliated Fund(s) that owns the remaining interest(s) in a property is ready to sell, then Fund 24 and the Affiliated Fund(s) will jointly take action to sell 100% of the property on the open real estate market. The sales proceeds and expenses of the sale would be allocated pro rata based on the ownership percentage of the property.

Amendment to the Operating Agreement

The proposal to allow Fund 24 to sell joint venture interests in seven of its properties to other AEI Affiliated Funds will be implemented, if approved by limited members, through the amendment to Section 6.5 of the operating agreement that is set forth in Exhibit A to this Consent Statement.

Risks of Proposal #2

The appraised value of a property interest may be less than the value that could be obtained by offering the property interest in the open real estate market.

If the proposal is approved, each property interest that is sold to an AEI Affiliated Fund will be sold at a price as determined by an independent, third-party, commercial property appraiser. The appraiser will research each property by reviewing market data and other information to form an opinion as to the value of the property. It is possible that a higher price could be realized if the property was listed in the open real estate market where the interaction of many buyers and sellers determine the value of the property. However, listing the property in the real estate market could also result in a lower price.

If the proposal is not approved, sale of the joint venture interests will be delayed, and this may delay final liquidation of Fund 24 and distribution of proceeds to you.

Because of the ambiguity of the language in the operating agreement of Fund 24, the Managing Members do not intend to proceed with sale of joint venture interests to AEI Affiliated Funds unless they receive the affirmative vote of holders of a majority of the outstanding units of Fund 24 on the proposal. The Managing Members believe it is very difficult to sell joint venture interests in the open market, and expects that a failure to approve the proposal will result in considerable delay in the sale of these interests, the final liquidation of Fund 24, and the distribution of liquidation proceeds. Such a delay can also be expected to increase ongoing administrative costs and reduce the amount of proceeds eventually distributed.

UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth information pertaining to the ownership of the units by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XXI, Inc. (Fund 24's Managing Member), and by each officer or director of the Managing Member as of September 30, 2017:

Name and Address of Beneficial Owner	Number of Units Held	Percent of Class

AEI Fund Management XXI, Inc.	0	0.00%
Robert P. Johnson	0	0.00%
Patrick W. Keene	0	0.00%
Address for all: 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101

The Managing Members know of no holders of more than 5% of the outstanding Units.

CONSENT PROCEDURES

Your vote is important. As a limited member, we urge you to mark your vote, sign and date the enclosed Consent Form and return it in the enclosed postage prepaid envelope. If you require assistance completing the Consent Form, please call AEI Investor Services, toll free at 800-328-3519.

Timing of the Consent Solicitation

We have fixed the close of business on December 1, 2017 as the record date for the determination of the limited members entitled to vote on the proposals; the close of business on January __, 2018 as the date by which Consent Forms must be received by us in order to be counted; and January __, 2018 as the date on which the consents will be counted. You may withdraw or revoke your consent at any time prior to 5:00 p.m. Central Time, on January __, 2018, provided we receive written revocation prior to that time.

To vote for any of these proposals, you must return a properly signed Consent Form that is received by AEI Fund Management XXI, Inc. at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before 5:00 P.M., Central Time, on January __, 2018. The Managing Members will tabulate the votes.

Record Date and Votes Required for Approval

Only holders of record of limited membership units as of December 1, 2017, the record date, will be entitled to vote on the proposals. Voting by the limited members is based upon the number of units held. As of December 1, 2017, there were 23,657.21 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

Pursuant to the operating agreement of Fund 24, in order for a proposal to be approved, a majority of the outstanding units (excluding any units held by the Managing Member) must be voted in favor of such proposal. Accordingly, 11,828.61 units must be voted "FOR" a proposal for such proposal to be approved. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. The Managing Members recommend a vote "FOR" both proposals.

Procedures for Voting

Accompanying this Consent Statement is a Consent Form for each limited member. By marking the appropriate line on the Consent Form, you can indicate whether you vote "FOR" or "AGAINST" or "ABSTAIN" as to the proposals. If you return your Consent Form signed without marking any box, you will be deemed to have voted "FOR" both proposals.

Limited members who vote "FOR" the liquidation proposal do not have appraisal or similar rights under Minnesota law.

Costs of Solicitation

The cost of solicitation of consents of the limited members will be borne by Fund 24. The solicitations will be made by mail. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

Mailing

This Consent Statement was first mailed to limited members on or about December __, 2017.

AEI Fund Management XXI, Inc.,
Managing Member
Robert P. Johnson, President

EXHIBIT A

AMENDMENT TO OPERATING AGREEMENT
(PROPOSAL #2)

We are proposing to amend and restate Section 6.5 of the Operating Agreement of AEI Income and Growth Fund 24 to read in its entirety as follows:

6.5  Prohibited Transactions.  Notwithstanding anything to the contrary contained herein, the Managing Members and Affiliates of the Managing Members (i) may not receive interest and other financing charges or fees on loans made to the Company in excess of the amounts that would otherwise be charged by unaffiliated lending institutions on comparable loans for the same purpose and in the same locality of the Property if the loan is made in connection with a particular Property, (ii) may not require a prepayment charge or penalty on any loan from the Managing Members to the Company, (iii) may not provide financing to the Company that is payable over a period exceeding 48 months or for which more than 50% of the principal is due in more than 24 months, (iv) may not grant to themselves an exclusive listing for the sale of any Property, (v) may not directly or indirectly pay or award any commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such adviser to advise the purchaser of the Units, provided, however, that this provision shall not prohibit the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling the Units, (vi) may not commingle Company funds with the funds of any other person, (vii) may not sell property to, purchase property from, or lease property to or from the Company, provided that the Company may purchase real property from the Managing Members or their Affiliates (but not from affiliated programs unless the interest purchased by the Company from the affiliated program is equal to or smaller than the interest retained by the affiliated program and the joint venture so created complies with section 6.6 of this agreement) if the Managing Members or their Affiliates purchased the property in their own name and temporarily held title thereto for a period not in excess of twelve months for the purpose of facilitating the acquisition of the property, the borrowing of money, the obtaining of financing for the Company or any other purpose related to the business of the Company, and the property is purchased by the Company for a price no greater than the price paid by the Managing Members or their Affiliates plus Acquisition Expenses in accordance with the provisions of this agreement, and any profit or loss on such property during such period is paid to or charged against the Company, and there is no other benefit arising out of such transaction to the Managing Members or their Affiliates apart from compensation otherwise permitted by this agreement (the prohibitions of this Section 6.5(vii) shall also apply to any program in which the Managing Members have an interest), (viii) may not receive a commission or fee in connection with the reinvestment or distribution of the proceeds of the resale, exchange or refinancing of the Properties (ix) may not cause the Company to incur indebtedness directly or indirectly related to the purchase of properties, from any source, (x) may not cause the Company to invest in other limited partnerships or limited liability companies, provided that joint venture arrangements set forth in Section 6.6 shall not be prohibited, (xi) may not cause the Company to acquire property in exchange for Units, (xii) may not cause the Company to pay a fee to the Managing Members or their Affiliates for insurance coverage or brokerage services, (xiii) may not cause the Company to make loans or investments in real property mortgages other than in connection with the purchase or sale of the Company's properties, (xiv) may not cause the Company to operate in a manner as to be classified as an "investment company" for purposes of the Investment Company Act of 1940, (xv) may not cause the Company to underwrite or invest in the securities of other issuers, except as specifically discussed in Section 6.6 and in the Prospectus, (xvi) may not cause the Company to incur the cost of that portion of liability insurance that insures the Managing Members or their Affiliates for any liability as to which such Managing Members or their Affiliates are prohibited from being indemnified under Section 6.4., (xvii) may not receive a real estate commission in connection with the purchase, sale or financing of a Property and will not permit aggregate compensation to others in connection with the sale of any Property to exceed a Competitive Real Estate Commission, (xviii)

 may not receive an Acquisition Fee (including, without limitation, Development Fee or Construction Fee) or permit such Acquisition Fees, together with Acquisition Expenses paid to any party, by the Company to exceed 18% of the total capital contributions of Limited Members pursuant to Section 4.2 of this agreement, (xix) may not cause the Company to incur Front-End Fees to the extent that such fees would cause the Company's Investment in Properties to be less than 80% of capital contributions, (xx) may not receive any rebate or give-up nor participate in any reciprocal business arrangement in circumvention of the NASAA Guidelines, nor shall any Managing Member participate in any reciprocal business arrangement that would circumvent the restrictions of such NASAA Guidelines against dealing with affiliates or promoters, and (xxi) may not cause the Company to make any loans or advances at any time to the Managing Members or their Affiliates.

For purposes of the limitation contained in Section 6.5(vii), a joint venture interest (including a fractional interest in real property) shall not be considered a "property", but instead may be purchased from and sold to another program sponsored by the Managing Members or their Affiliates consistent with Section 6.6.

EXHIBIT B

AEI INCOME & GROWTH FUND 24 LLC

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	18

Balance Sheet as of December 31, 2016 and 2015	19

Statements for the Years Ended December 31, 2016 and 2015:

Income	20

Cash Flows	21

Changes in Partners' Capital	22

Notes to Financial Statements at December 31, 2016 and 2015	23 – 32

Balance Sheet as of September 30, 2017 and December 31, 2016	33

Statements for the Periods ended September 30, 2017 and 2016:

Income	34

Cash Flows	35

Changes in Partners' Capital	36

Notes to Financial Statements at September 30, 2017	37 – 39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members:
AEI Income & Growth Fund 24 LLC
St. Paul, Minnesota

We have audited the accompanying balance sheets of AEI Income & Growth Fund 24 LLC (a Delaware limited liability company) as of December 31, 2016 and 2015, and the related statements of income, cash flows and changes in members' equity (deficit) for each of the years then ended.  AEI Income & Growth Fund 24 LLC's management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEI Income & Growth Fund 24 LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BOULAY PLLP
Boulay PLLP
Certified Public Accountants

Minneapolis, Minnesota
March 29, 2017

AEI INCOME & GROWTH FUND 24 LLC
BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2016	2015
Current Assets:
Cash	$1,320,236	$1,406,324
Current Portion of Note Receivable, Net	0	50,826
Total Current Assets	1,320,236	1,457,150

Real Estate Investments:
Land	4,934,814	4,934,814
Buildings	12,175,342	12,175,342
Acquired Intangible Lease Assets	1,207,484	1,207,484
Real Estate Held for Investment, at cost	18,317,640	18,317,640
Accumulated Depreciation and Amortization	(4,058,525)	(3,446,801)
Real Estate Held for Investment, Net	14,259,115	14,870,839
Total Assets	$15,579,351	$16,327,989

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Payable to AEI Fund Management, Inc.	$66,539	$94,749
Distributions Payable	308,862	306,571
Unearned Rent	9,620	9,620
Total Current Liabilities	385,021	410,940

Members' Equity (Deficit):
Managing Members	(35,707)	(16,248)
Limited Members – 50,000 Units authorized; 23,928 and 24,078 Units issued and outstanding as of December 31, 2016 and 2015, respectively	15,230,037	15,933,297
Total Members' Equity	15,194,330	15,917,049
Total Liabilities and Members' Equity	$15,579,351	$16,327,989

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF INCOME

	Year Ended December 31
	2016	2015

Rental Income	$1,377,777	$1,358,517

Expenses:
LLC Administration – Affiliates	171,796	200,881
LLC Administration and Property Management – Unrelated Parties	35,491	39,313
Depreciation and Amortization	565,388	565,388
Bad Debt Expense	0	57,000
Total Expenses	772,675	862,582

Operating Income	605,102	495,935

Other Income:
Interest Income	3,790	3,964

Net Income	$608,892	$499,899

Net Income Allocated:
Managing Members	$18,267	$14,997
Limited Members	590,625	484,902
Total	$608,892	$499,899

Net Income per LLC Unit	$24.63	$20.01

Weighted Average Units Outstanding – Basic and Diluted	23,981	24,235

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2016	2015

Cash Flows from Operating Activities:
Net Income	$608,892	$499,899

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	611,724	611,722
Bad Debt Expense	0	57,000
Increase (Decrease) in Payable to AEI Fund Management, Inc.	(28,210)	15,442
Increase (Decrease) in Unearned Rent	0	562
Total Adjustments	583,514	684,726
Net Cash Provided By (Used For) Operating Activities	1,192,406	1,184,625

Cash Flows from Investing Activities:
Payments Received on Note Receivable	50,826	267,398

Cash Flows from Financing Activities:
Distributions Paid to Members	(1,232,533)	(1,234,620)
Repurchase of LLC Units	(96,787)	(147,749)
Net Cash Provided By (Used For) Financing Activities	(1,329,320)	(1,382,369)

Net Increase (Decrease) in Cash	(86,088)	69,654

Cash, beginning of year	1,406,324	1,336,670

Cash, end of year	$1,320,236	$1,406,324

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

	Managing Members	Limited Members	Total	Limited Member Units Outstanding

Balance, December 31, 2014	$5,719	$16,791,717	$16,797,436	24,317.25

Distributions Declared	(32,532)	(1,200,005)	(1,232,537)

Repurchase of LLC Units	(4,432)	(143,317)	(147,749)	(239.27)

Net Income	14,997	484,902	499,899

Balance, December 31, 2015	(16,248)	15,933,297	15,917,049	24,077.98

Distributions Declared	(34,822)	(1,200,002)	(1,234,824)

Repurchase of LLC Units	(2,904)	(93,883)	(96,787)	(149.50)

Net Income	18,267	590,625	608,892

Balance, December 31, 2016	$(35,707)	$15,230,037	$15,194,330	23,928.48

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(1)  Organization –

AEI Income & Growth Fund 24 LLC ("Company"), a Limited Liability Company, was formed on November 21, 2000 to acquire and lease commercial properties to operating tenants.  The Company's operations are managed by AEI Fund Management XXI, Inc. ("AFM"), the Managing Member.  Robert P. Johnson, the President and sole director of AFM, serves as the Special Managing Member.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. ("AEI"), an affiliate of AFM, performs the administrative and operating functions for the Company.

The terms of the offering called for a subscription price of $1,000 per LLC Unit, payable on acceptance of the offer.  The Company commenced operations on October 31, 2001 when minimum subscriptions of 1,500 LLC Units ($1,500,000) were accepted.  The offering terminated May 17, 2003 when the extended offering period expired.  The Company received subscriptions for 24,831.283 Units.  Under the terms of the Operating Agreement, the Limited Members and Managing Members contributed funds of $24,831,283 and $1,000, respectively.  The Company shall continue until December 31, 2051, unless dissolved, terminated and liquidated prior to that date.

During operations, any Net Cash Flow, as defined, which the Managing Members determine to distribute will be distributed 97% to the Limited Members and 3% to the Managing Members.  Distributions to Limited Members will be made pro rata by Units.

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the Managing Members determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Members and 1% to the Managing Members until the Limited Members receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 7% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Members and 10% to the Managing Members.  Distributions to the Limited Members will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated 97% to the Limited Members and 3% to the Managing Members.  Net losses from operations will be allocated 99% to the Limited Members and 1% to the Managing Members.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Operating Agreement as follows: (i) first, to those Members with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Members and 1% to the Managing Members until the aggregate balance in the Limited Members' capital accounts equals the sum of the Limited Members' Adjusted Capital Contributions plus an amount equal to 7% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Members and 10% to the Managing Members.  Losses will be allocated 99% to the Limited Members and 1% to the Managing Members.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(1)  Organization – (Continued)

The Managing Members are not required to currently fund a deficit capital balance.  Upon liquidation of the Company or withdrawal by a Managing Member, the Managing Members will contribute to the Company an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the Limited Members over the amount previously contributed by the Managing Members.

(2)  Summary of Significant Accounting Policies –

Financial Statement Presentation

The accounts of the Company are maintained on the accrual basis of accounting for both federal income tax purposes and financial reporting purposes.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with United States Generally Accepted Accounting Principles (US GAAP).  Those estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.  Significant items, subject to such estimates and assumptions, include the carrying value of notes receivable, real estate held for investment, real estate held for sale and related intangible assets.

The Company regularly assesses whether market events and conditions indicate that it is reasonably possible to recover the carrying amounts of its investments in real estate from future operations and sales.  A change in those market events and conditions could have a material effect on the carrying amount of its real estate.

Cash Concentrations of Credit Risk

The Company's cash is deposited in one financial institution and at times during the year it may exceed FDIC insurance limits.

Receivables

Credit terms are extended to tenants in the normal course of business.  The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral.

Receivables are recorded at their estimated net realizable value.  The Company follows a policy of providing an allowance for doubtful accounts; however, based on historical experience, and its evaluation of the current status of receivables, the Company is of the belief that such accounts, if any, will be collectible in all material respects and thus an allowance is not necessary.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Company's credit terms.  Receivables considered uncollectible are written off.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(2)  Summary of Significant Accounting Policies – (Continued)

Notes Receivable

Notes receivable are recorded at net realizable value.  Interest is recognized according to the terms of each note.  Principal payments collected on notes receivable are included in cash flows from investing activities.  The allowance for doubtful accounts is an estimate of the amount of credit losses in the Company's existing notes.  The allowance is recorded if it is probable that the Company will not collect all principal and interest contractually due.  The Company considers historical payment patterns, financial statement trends and analysis, and other economic factors in determining the probability of collection.  Increases and decreases in the allowance are charged to bad debt expense.  Notes are written off against the allowance when the potential for recovery is considered remote.

Income Taxes

The income or loss of the Company for federal income tax reporting purposes is includable in the income tax returns of the Members.  In general, no recognition has been given to income taxes in the accompanying financial statements.

The tax return and the amount of distributable Company income or loss are subject to examination by federal and state taxing authorities.  If such an examination results in changes to distributable Company income or loss, the taxable income of the members would be adjusted accordingly.  Primarily due to its tax status as a partnership, the Company has no significant tax uncertainties that require recognition or disclosure.  The Company is no longer subject to U.S. federal income tax examinations for tax years before 2013, and with few exceptions, is no longer subject to state tax examinations for tax years before 2013.

Revenue Recognition

The Company's real estate is leased under net leases, classified as operating leases.  The leases provide for base annual rental payments payable in monthly installments.  The Company recognizes rental income according to the terms of the individual leases.  For leases that contain stated rental increases, the increases are recognized in the year in which they are effective.  Contingent rental payments are recognized when the contingencies on which the payments are based are satisfied and the rental payments become due under the terms of the leases.

Real Estate

Upon acquisition of real properties, the Company records them in the financial statements at cost.  The purchase price is allocated to tangible assets, consisting of land and building, and to identified intangible assets and liabilities, which may include the value of above market and below market leases and the value of in-place leases.  The allocation of the purchase price is based upon the fair value of each component of the property.  Although independent appraisals may be used to assist in the determination of fair value, in many cases these values will be based upon management's assessment of each property, the selling prices of comparable properties and the discounted value of cash flows from the asset.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(2)  Summary of Significant Accounting Policies – (Continued)

The fair values of above market and below market in-place leases will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the non-cancelable term of the lease including any bargain renewal periods.  The above market and below market lease values will be capitalized as intangible lease assets or liabilities.  Above market lease values will be amortized as an adjustment of rental income over the remaining term of the respective leases.  Below market lease values will be amortized as an adjustment of rental income over the remaining term of the respective leases, including any bargain renewal periods.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above market and below market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases will include estimated direct costs associated with obtaining a new tenant, and opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease.  Direct costs associated with obtaining a new tenant may include commissions, tenant improvements, and other direct costs and are estimated, in part, by management's consideration of current market costs to execute a similar lease.  These direct costs will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease.  These intangibles will be included in intangible lease assets on the balance sheet and will be amortized to expense over the remaining term of the respective leases.  If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

The Company tests real estate for recoverability when events or changes in circumstances indicate that the carrying value may not be recoverable.  For properties the Company will hold and operate, it compares the carrying amount of the property to the estimated probability-weighted future undiscounted cash flows expected to result from the property and its eventual disposition.  If the sum of the expected future cash flows is less than the carrying amount of the property, the Company recognizes an impairment loss by the amount by which the carrying amount of the property exceeds the fair value of the property.  For properties held for sale, the Company determines whether impairment has occurred by comparing the property's estimated fair value less cost to sell to its current carrying value.  If the carrying value is greater than the net realizable value, an impairment loss is recorded to reduce the carrying value of the property to its net realizable value.

For financial reporting purposes, the buildings owned by the Company are depreciated using the straight-line method over an estimated useful life of 25 years.  Intangible lease assets are amortized using the straight-line method for financial reporting purposes based on the remaining life of the lease.

The disposition of a property or classification of a property as Real Estate Held for Sale by the Company does not represent a strategic shift that will have a major effect on the Company's operations and financial results.  Therefore, the results from operating and selling the property are included in continuing operations.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(2)  Summary of Significant Accounting Policies – (Continued)

The Company accounts for properties owned as tenants-in-common with affiliated entities and/or unrelated third parties using the proportionate consolidation method.  Each tenant-in-common owns a separate, undivided interest in the properties.  Any tenant-in-common that holds more than a 50% interest does not control decisions over the other tenant-in-common interests.  The financial statements reflect only this Company's percentage share of the properties' land, building, liabilities, revenues and expenses.

The Company's properties are subject to environmental laws and regulations adopted by various governmental entities in the jurisdiction in which the properties are located.  These laws could require the Company to investigate and remediate the effects of the release or disposal of hazardous materials at these locations if found.  For each property, an environmental assessment is completed prior to acquisition.  In addition, the lease agreements typically strictly prohibit the production, handling, or storage of hazardous materials (except where incidental to the tenant's business such as use of cleaning supplies) in violation of applicable law to restrict environmental and other damage.  Environmental liabilities are recorded when it is determined the liability is probable and the costs can reasonably be estimated.  There were no environmental issues noted or liabilities recorded at December 31, 2016 and 2015.

Fair Value Measurements

As of December 31, 2016 and 2015, the Company had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

Income Per Unit

Income per LLC Unit is calculated based on the weighted average number of LLC Units outstanding during each period presented.  Diluted income per LLC Unit considers the effect of any potentially dilutive Unit equivalents, of which the Company had none for each of the years ended December 31, 2016 and 2015.

Reportable Segments

The Company invests in single tenant commercial properties throughout the United States that are net leased to tenants in various industries.  Because these net leased properties have similar economic characteristics, the Company evaluates operating performance on an overall portfolio basis.  Therefore, the Company's properties are classified as one reportable segment.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, which provides guidance for accounting for leases.  The new guidance requires companies to recognize the assets and liabilities for the rights and obligations created by leased assets, initially measured at the present value of the lease payments.  The accounting guidance for lessors is largely unchanged.  The ASU is effective for annual and interim periods beginning after December 15, 2018 with early adoption permitted.  It is to be adopted using a modified retrospective approach.  Management is currently evaluating the impact the adoption of this guidance will have on the Company's financial statements.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(3)  Related Party Transactions –

The Company owns the percentage interest shown below in the following properties as tenants-in-common with the affiliated entities listed:  Advance Auto Parts store (45% – AEI Income & Growth Fund 26 LLC); Tractor Supply Company store (50% – AEI Income & Growth Fund XXII Limited Partnership); Dick's Sporting Goods store (35% – AEI Income & Growth Fund 23 LLC, AEI Income & Growth Fund 25 LLC and AEI Income & Growth Fund 26 LLC); Fresenius Medical Center in Shreveport, Louisiana (45% – AEI Income & Growth Fund XXI Limited Partnership); Best Buy store (34% – AEI Income & Growth Fund XXII Limited Partnership and AEI Income & Growth Fund 27 LLC); Coliseum Health clinic (50% – AEI Income & Growth Fund 25 LLC); and PetSmart store (27% – AEI Income & Growth Fund 25 LLC).

AEI received the following reimbursements for costs and expenses from the Company for the years ended December 31:
		2016	2015

a.	AEI is reimbursed for costs incurred in providing services related to managing the Company's operations and properties, maintaining the Company's books, and communicating with the Limited Members.	$171,796	$200,881

b.	AEI is reimbursed for all direct expenses it paid on the Company's behalf to third parties related to Company administration and property management. These expenses included printing costs, legal and filing fees, direct administrative costs, outside audit costs, taxes, insurance and other property costs.	$35,491	$39,313

The payable to AEI Fund Management, Inc. represents the balance due for the services described in 3a and b.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(4) Real Estate Investments –

The Company leases its properties to tenants under net leases, classified as operating leases.  Under a net lease, the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses for the property.  For some leases, the Company is responsible for repairs to the structural components of the building, the roof, and the parking lot.  At the time the properties were acquired, the remaining primary lease terms varied from 10 to 20 years.  The leases provide the tenants with one to six five-year renewal options subject to the same terms and conditions as the primary term.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(4) Real Estate Investments – (Continued)

The Company's properties are commercial, single-tenant buildings.  The Advance Auto Parts store was constructed in 2004 and acquired in 2006.  The Applebee's restaurant in Fishers, Indiana was constructed in 1996 and acquired in 2006.  The Tractor Supply Company store was constructed in 2005 and acquired in 2007.  The land for the Dick's Sporting Goods store was acquired in 2007 and construction of the store was completed in 2008.  The Fresenius Medical Center in Shreveport, Louisiana and the Best Buy store were constructed and acquired in 2008.  The Family Dollar store and the Coliseum Health clinic were constructed and acquired in 2012.  The PetSmart store was constructed and acquired in 2013.  The Fresenius Medical Center in Grove City, Ohio was constructed in 2013 and acquired in 2014.  There have been no costs capitalized as improvements subsequent to the acquisitions.

The cost of the properties not held for sale and related accumulated depreciation at December 31, 2016 are as follows:
Property	Land	Buildings	Total	Accumulated Depreciation

Advance Auto Parts, Middletown, OH	$91,836	$744,054	$835,890	$314,983
Applebee's, Fishers, IN	1,204,372	1,798,181	3,002,553	740,250
Tractor Supply, Grand Forks, ND	238,557	1,165,377	1,403,934	464,209
Dick's Sporting Goods, Fredericksburg, VA	2,078,645	1,974,276	4,052,921	732,354
Fresenius Medical Center, Shreveport, LA	83,506	1,029,910	1,113,416	339,867
Best Buy, Lake Geneva, WI	345,298	1,738,228	2,083,526	570,716
Family Dollar, McDonough, GA	530,000	779,550	1,309,550	144,219
Coliseum Health, Macon, GA	200,000	451,516	651,516	80,521
PetSmart, Gonzales, LA	102,600	555,521	658,121	78,698
Fresenius Medical Center, Grove City, OH	60,000	1,938,729	1,998,729	177,716
	$4,934,814	$12,175,342	$17,110,156	$3,643,533

For the years ended December 31, 2016 and 2015, the Company recognized depreciation expense of $497,260 and $497,259, respectively.

The following schedule presents the cost and related accumulated amortization of acquired lease intangibles not held for sale at December 31:
	2016		2015
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
In-Place Lease Intangibles (weighted average life of 82 and 94 months, respectively)	$711,169	$244,916	$711,169	$176,788

Above-Market Lease Intangibles (weighted average life of 85 and 97 months, respectively)	496,315	170,076	496,315	123,740
Acquired Intangible Lease Assets	$1,207,484	$414,992	$1,207,484	$300,528

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(4) Real Estate Investments – (Continued)

For the years ended December 31, 2016 and 2015, the value of in-place lease intangibles amortized to expense was $68,128 and $68,129, and the decrease to rental income for above-market leases was $46,336 and $46,334, respectively.  For lease intangibles not held for sale at December 31, 2016, the estimated amortization expense is $68,128 and the estimated decrease to rental income is $46,336 for each of the next five succeeding years.

For properties owned as of December 31, 2016, the minimum future rent payments required by the leases are as follows:
2017	$1,439,956
2018	1,397,428
2019	917,255
2020	834,097
2021	732,973
Thereafter	2,288,426
$7,610,135

There were no contingent rents recognized in 2016 and 2015.

(5)  Note Receivable –

On May 19, 2010, as a result of the sale of the Johnny Carino's restaurant in Littleton, Colorado, the Company received a Note with a principal balance of $1,361,730 as a lease settlement payment from Fired Up, Inc., the parent company of the tenant and guarantor of the Lease.  On March 27, 2014, Fired Up filed for Chapter 11 bankruptcy reorganization.  The Company submitted a Proof of Claim for damages to the bankruptcy court.  Fired Up's reorganization plan was approved by the bankruptcy court effective February 2, 2015.  In early May 2015, the Company received an initial claim payment from the plan of $267,398.  Based on a claim payment estimate from the bankruptcy trustee, the Company recognized a bad debt expense of $57,000 in the fourth quarter of 2015.  At December 31, 2015, the outstanding principal balance due on the Note, net of an allowance for doubtful accounts of $972,000, was $50,826.  In February 2016, the Company received a final claim payment that covered the remaining net balance of the Note.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(6)  Major Tenants –

The following schedule presents rental income from individual tenants, or affiliated groups of tenants, who each contributed more than ten percent of the Company's total rental income for the years ended December 31:

Tenants	Industry	2016	2015

Dick's Sporting Goods, Inc.	Retail	$301,972	$301,972
Fresenius Medical Care Holdings, Inc.	Medical	258,635	248,116
Apple American Group	Restaurant	237,153	232,788
Best Buy Stores, L.P.	Retail	153,826	153,826
Aggregate rental income of major tenants		$951,586	$936,702
Aggregate rental income of major tenants as a percentage of total rental income		69%	69%

(7)  Members' Capital –

For the years ended December 31, 2016 and 2015, the Company declared distributions of $1,234,824 and $1,232,537, respectively.  The Limited Members received distributions of $1,200,002 and $1,200,005 and the Managing Members received distributions of $34,822 and $32,532 for the years, respectively.  The Limited Members' distributions represented $50.04 and $49.52 per LLC Unit outstanding using 23,981 and 24,235 weighted average Units in 2016 and 2015, respectively.  The distributions represented $20.71 and $14.06 per Unit of Net Income and $29.33 and $35.46 per Unit of return of contributed capital in 2016 and 2015, respectively.

As part of the distributions discussed above, the Company distributed net sale proceeds (from property sales completed in 2014) of $111,111 and $222,222 in 2016 and 2015, respectively.  The Limited Members received distributions of $110,000 and $220,000 and the Managing Members received distributions of $1,111 and $2,222 for the years, respectively.  The Limited Members' distributions represented $4.59 and $9.11 per Unit for the years, respectively.

The Company may repurchase Units from Limited Members who have tendered their Units to the Company.  Such Units may be acquired at a discount.  The Company will not be obligated to purchase in any year any number of Units that, when aggregated with all other transfers of Units that have occurred since the beginning of the same calendar year (excluding Permitted Transfers as defined in the Operating Agreement), would exceed 2% of the total number of Units outstanding on January 1 of such year.  In no event shall the Company be obligated to purchase Units if, in the sole discretion of the Managing Member, such purchase would impair the capital or operation of the Company.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

(7)  Members' Capital – (Continued)

During 2016, the Company repurchased a total of 149.50 Units for $93,883 from three Limited Members in accordance with the Operating Agreement.  During 2015, the Company repurchased a total of 239.27 Units for $143,317 from 14 Limited Members.  The Company acquired these Units using Net Cash Flow from operations.  The repurchases increase the remaining Limited Members' ownership interest in the Company.  As a result of these repurchases and pursuant to the Operating Agreement, the Managing Members received distributions of $2,904 and $4,432 in 2016 and 2015, respectively.

(8)  Income Taxes –

The following is a reconciliation of net income for financial reporting purposes to income reported for federal income tax purposes for the years ended December 31:

	2016	2015

Net Income for Financial Reporting Purposes	$608,892	$499,899

Depreciation for Tax Purposes Under Depreciation and Amortization for Financial Reporting Purposes	228,658	226,358

Income Accrued for Tax Purposes Over Income for Financial Reporting Purposes	0	562

Bad Debt Expense for Tax Purposes Over Bad Debt Expense for Financial Reporting Purposes	0	(915,000)
Taxable Income (Loss) to Members	$837,550	$(188,181)

The following is a reconciliation of Members' Equity for financial reporting purposes to Members' Equity reported for federal income tax purposes for the years ended December 31:

	2016	2015

Members' Equity for Financial Reporting Purposes	$15,194,330	$15,917,049

Adjusted Tax Basis of Investments in Real Estate Over Net Investments in Real Estate for Financial Reporting Purposes	1,477,314	1,248,656

Adjusted Tax Basis of Note Receivable Over Note Receivable for Financial Reporting Purposes		0

Income Accrued for Tax Purposes Over Income for Financial Reporting Purposes	9,620	9,620

Syndication Costs Treated as Reduction of Capital For Financial Reporting Purposes	3,659,328	3,659,328
Members' Equity for Tax Reporting Purposes	$20,340,592	$20,834,653

AEI INCOME & GROWTH FUND 24 LLC
BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2017	2016
	(unaudited)
Current Assets:
Cash	$1,263,767	$1,320,236

Real Estate Investments:
Land	4,934,814	4,934,814
Buildings	12,213,592	12,175,342
Acquired Intangible Lease Assets	1,207,484	1,207,484
Real Estate Held for Investment, at cost	18,355,890	18,317,640
Accumulated Depreciation and Amortization	(4,518,275)	(4,058,525)
Real Estate Held for Investment, Net	13,837,615	14,259,115
Total Assets	$15,101,382	$15,579,351

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Payable to AEI Fund Management, Inc.	$86,332	$66,539
Distributions Payable	307,732	308,862
Unearned Rent	19,654	9,620
Total Current Liabilities	413,718	385,021

Members' Equity (Deficit):
Managing Members	(49,492)	(35,707)
Limited Members – 50,000 Units authorized; 23,806 and 23,928 Units issued and outstanding as of 9/30/17 and 12/31/16, respectively	14,737,156	15,230,037
Total Members' Equity	14,687,664	15,194,330
Total Liabilities and Members' Equity	$15,101,382	$15,579,351

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016

Rental Income	$348,554	$343,592	$1,045,065	$1,029,820

Expenses:
LLC Administration – Affiliates	28,558	42,277	110,411	133,361
LLC Administration and Property Management – Unrelated Parties	3,298	6,170	20,159	33,438
Depreciation and Amortization	142,304	141,347	424,998	424,041
Total Expenses	174,160	189,794	555,568	590,840

Operating Income	174,394	153,798	489,497	438,980

Other Income:
Interest Income	866	939	2,661	2,866

Net Income	$175,260	$154,737	$492,158	$441,846

Net Income Allocated:
Managing Members	$5,258	$4,642	$14,765	$13,255
Limited Members	170,002	150,095	477,393	428,591
Total	$175,260	$154,737	$492,158	$441,846

Net Income per LLC Unit	$7.14	$6.26	$20.02	$17.86

Weighted Average Units Outstanding – Basic and Diluted	23,806	23,958	23,847	23,998

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30
	2017	2016
Cash Flows from Operating Activities:
Net Income	$492,158	$441,846

Adjustments to Reconcile Net Income To Net Cash Provided by Operating Activities:
Depreciation and Amortization	459,750	458,793
Increase (Decrease) in Payable to AEI Fund Management, Inc.	19,793	(12,775)
Increase (Decrease) in Unearned Rent	10,034	45,640
Total Adjustments	489,577	491,658
Net Cash Provided By (Used For) Operating Activities	981,735	933,504

Cash Flows from Investing Activities:
Investments in Real Estate	(38,250)	0
Payments Received on Note Receivable	0	50,826
Net Cash Provided By (Used For) Investing Activities	(38,250)	50,826

Cash Flows from Financing Activities:
Distributions Paid to Members	(924,415)	(923,255)
Repurchase of LLC Units	(75,539)	(78,493)
Net Cash Provided By (Used For) Financing Activities	(999,954)	(1,001,748)

Net Increase (Decrease) in Cash	(56,469)	(17,418)

Cash, beginning of period	1,320,236	1,406,324

Cash, end of period	$1,263,767	$1,388,906

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
(unaudited)

	Managing Members	Limited Members	Total	Limited Member Units Outstanding

Balance, December 31, 2015	$(16,248)	$15,933,297	$15,917,049	24,077.98

Distributions Declared	(25,961)	(900,002)	(925,963)

Repurchase of LLC Units	(2,355)	(76,138)	(78,493)	(119.50)

Net Income	13,255	428,591	441,846

Balance, September 30, 2016	$(31,309)	$15,385,748	$15,354,439	23,958.48

Balance, December 31, 2016	$(35,707)	$15,230,037	$15,194,330	23,928.48

Distributions Declared	(26,284)	(897,001)	(923,285)

Repurchase of LLC Units	(2,266)	(73,273)	(75,539)	(122.40)

Net Income	14,765	477,393	492,158

Balance, September 30, 2017	$(49,492)	$14,737,156	$14,687,664	23,806.08

The accompanying Notes to Financial Statements are an integral part of these statements.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2017
(unaudited)

(1)  The condensed statements included herein have been prepared by the registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period, on a basis consistent with the annual audited statements.  The adjustments made to these condensed statements consist only of normal recurring adjustments.  Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) have been condensed or omitted pursuant to such rules and regulations, although the registrant believes that the disclosures are adequate to make the information presented not misleading.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included in the registrant's latest annual report on Form 10‑K.

(2)  Organization –

AEI Income & Growth Fund 24 LLC ("Company"), a Limited Liability Company, was formed on November 21, 2000 to acquire and lease commercial properties to operating tenants.  The Company's operations are managed by AEI Fund Management XXI, Inc. ("AFM"), the Managing Member.  Robert P. Johnson, the President and sole director of AFM, serves as the Special Managing Member.  AFM is a wholly owned subsidiary of AEI Capital Corporation of which Mr. Johnson is the majority shareholder.  AEI Fund Management, Inc. ("AEI"), an affiliate of AFM, performs the administrative and operating functions for the Company.

The terms of the offering called for a subscription price of $1,000 per LLC Unit, payable on acceptance of the offer.  The Company commenced operations on October 31, 2001 when minimum subscriptions of 1,500 LLC Units ($1,500,000) were accepted.  The offering terminated May 17, 2003 when the extended offering period expired.  The Company received subscriptions for 24,831.283 Units.  Under the terms of the Operating Agreement, the Limited Members and Managing Members contributed funds of $24,831,283 and $1,000, respectively.  The Company shall continue until December 31, 2051, unless dissolved, terminated and liquidated prior to that date.

During operations, any Net Cash Flow, as defined, which the Managing Members determine to distribute will be distributed 97% to the Limited Members and 3% to the Managing Members.  Distributions to Limited Members will be made pro rata by Units.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
(Continued)

(2)  Organization – (Continued)

Any Net Proceeds of Sale, as defined, from the sale or financing of properties which the Managing Members determine to distribute will, after provisions for debts and reserves, be paid in the following manner: (i) first, 99% to the Limited Members and 1% to the Managing Members until the Limited Members receive an amount equal to: (a) their Adjusted Capital Contribution plus (b) an amount equal to 7% of their Adjusted Capital Contribution per annum, cumulative but not compounded, to the extent not previously distributed from Net Cash Flow; (ii) any remaining balance will be distributed 90% to the Limited Members and 10% to the Managing Members.  Distributions to the Limited Members will be made pro rata by Units.

For tax purposes, profits from operations, other than profits attributable to the sale, exchange, financing, refinancing or other disposition of property, will be allocated 97% to the Limited Members and 3% to the Managing Members.  Net losses from operations will be allocated 99% to the Limited Members and 1% to the Managing Members.

For tax purposes, profits arising from the sale, financing, or other disposition of property will be allocated in accordance with the Operating Agreement as follows: (i) first, to those Members with deficit balances in their capital accounts in an amount equal to the sum of such deficit balances; (ii) second, 99% to the Limited Members and 1% to the Managing Members until the aggregate balance in the Limited Members' capital accounts equals the sum of the Limited Members' Adjusted Capital Contributions plus an amount equal to 7% of their Adjusted Capital Contributions per annum, cumulative but not compounded, to the extent not previously allocated; (iii) third, the balance of any remaining gain will then be allocated 90% to the Limited Members and 10% to the Managing Members.  Losses will be allocated 99% to the Limited Members and 1% to the Managing Members.

The Managing Members are not required to currently fund a deficit capital balance.  Upon liquidation of the Company or withdrawal by a Managing Member, the Managing Members will contribute to the Company an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the Limited Members over the amount previously contributed by the Managing Members.

(3)  Real Estate Investments –

In April 2017, the Company entered into an agreement with the tenant of the Fresenius Medical Center in Shreveport, Louisiana to extend the lease term nine years to expire on June 30, 2027.  The annual rent will remain the same throughout the remainder of the extended lease term.  As part of the agreement, the Company paid a tenant improvement allowance of $38,250 that was capitalized and will be depreciated.

AEI INCOME & GROWTH FUND 24 LLC
NOTES TO FINANCIAL STATEMENTS
(Continued)

(4)  Payable to AEI Fund Management, Inc. –

AEI Fund Management, Inc. performs the administrative and operating functions for the Company.  The payable to AEI Fund Management represents the balance due for those services.  This balance is non-interest bearing and unsecured and is to be paid in the normal course of business.

(5)  Members' Capital –

For the nine months ended September 30, 2017 and 2016, the Company declared distributions of $923,285 and $925,963, respectively.  The Limited Members received distributions of $897,001 and $900,002 and the Managing Members received distributions of $26,284 and $25,961 for the periods, respectively.  The Limited Members' distributions represented $37.61 and $37.50 per LLC Unit outstanding using 23,847 and 23,998 weighted average Units in 2017 and 2016, respectively.  The distributions represented $16.94 and $14.68 per Unit of Net Income and $20.67 and $22.82 per Unit of return of contributed capital in 2017 and 2016, respectively.

As part of the distributions discussed above, the Company distributed net sale proceeds (from property sales completed in 2014) of $70,707 and $90,909 in 2017 and 2016, respectively.  The Limited Members received distributions of $70,000 and $90,000 and the Managing Members received distributions of $707 and $909 for the periods, respectively.  The Limited Members' distributions represented $2.94 and $3.76 per Unit for the periods, respectively.

On April 1, 2017, the Company repurchased a total of 122.40 Units for $73,273 from five Limited Members in accordance with the Operating Agreement.  On April 1, 2016, the Company repurchased a total of 119.50 Units for $76,138 from two Limited Members.  The Company acquired these Units using Net Cash Flow from operations.  The repurchases increase the remaining Limited Members' ownership interest in the Company.  As a result of these repurchases and pursuant to the Operating Agreement, the Managing Members received distributions of $2,266 and $2,355 in 2017 and 2016, respectively.

(6)  Fair Value Measurements –

As of September 30, 2017 and December 31, 2016, the Company had no assets or liabilities measured at fair value on a recurring basis or nonrecurring basis.

CONSENT FORM

AEI INCOME & GROWTH FUND 24 LLC
CONSENT OF LIMITED MEMBERS

This consent is presented by
AEI Fund Management XXI, Inc., Managing Member

The undersigned, a Limited Member of AEI Income & Growth Fund 24 LLC ("Fund 24"), hereby consents (unless otherwise directed below) to the proposals identified below as indicated below. Indicate your vote by placing an "X" or check mark on the appropriate line. The Managing Members recommends a vote "FOR" each proposal. Failure to vote will have the effect of voting "AGAINST" each proposal.

Proposal #1 – to liquidate:

FOR _____ AGAINST ______ ABSTAIN ______

Proposal #2 – to sell certain properties to other AEI Affiliated Funds:

FOR _____ AGAINST ______ ABSTAIN ______

The units held by the signing Limited Member will be voted as directed. They will be voted "FOR" the proposal if no box is checked.

Please sign exactly as your name appears below. All owners of record and trustees must sign. When units are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

After marking your vote and signing this Consent Form, please return it in the enclosed, postage paid envelope. To be counted, this Consent Form must be received not later than the close of business on January __, 2018.

Dated: ________________________

_____________________________________ _____________________________________
Signatory #1   Signatory #2

_____________________________________ _____________________________________
Signatory #3   Signatory #4